Exhibit FS-3, Capital Structure Analysis Charts


              Capital Structure Analysis Charts

Chart  1 - AE Supply / Enron

     Set forth below is a table showing the pro forma consolidated capital structure of AE Supply as of December 31, 2000 after factoring in this application (70-9801) which results in increasing long-term debt ($550,000,000) and membership equity ($500,000,000).

             AE Supply<F1> Capitalization Table

                       12/31/00         70-9801
                       ($mm)                  (%)

     Short-term
     Debt              219   14%       219     8%

     Long-term
     Debt              563   36%      1113    42%

     Minority
     Interest           39    2%        39     2%

     Membership
     Interests         760   48%     1,260    48%

     Total          $1,581  100%     2,631   100%

<F1> AE Supply is a limited liability company and as such has
"membership interests" in lieu of common stock.

Chart 2 - AE Supply

     Set forth below is a table showing the pro forma consolidated capital structure of AE Supply as of December 31, 2000 after factoring in: 1) the impact of File No. 70-9683 which results in an increase in long-term debt
($430,000,000); 2) File No. 9747 which results in an increase to long-term debt ($206,778,000), reduces Minority Interest to zero, and an increase in Member's Equity ($189,529,000); and, 3) this application, 70-9801, which results in increasing long-term debt ($550,000,000) and membership equity ($500,000,000).


               AE Supply<F2> Capitalization Table

                 12/31/00      70-9683      70-9801       70-9747       ProForma
                ($mm)               (%)           (%)           (%)           (%)


Short-term
Debt              219  14%     219   11%    219     8%    219     7%    219     7%

Long-term
Debt              563  36%     993   49%   1543    50%   1750    51%  1,750    51%

Minority
Interest           39   2%      39    2%     39     1%    -              -

Membership
Interests        760   48%     760   38%   1,260   41%   1449    42%   1,449   42%

Total         $1,581  100%   2,011  100%   3,061  100%   3,418  100%   3,418  100%


<F2> AE Supply is a limited liability company and as such has
"membership interests" in lieu of common stock.

Chart 3 - Allegheny

     Set forth below is a table showing the cumulative effect on the pro forma consolidated capital structure of Allegheny Energy, Inc. as of December 31, 2000 after factoring in the impact of: 1) File No. 70-9683, which results in an increase in long-term debt ($430,000,000); 2) File No. 70-9801, which results in increasing long-term debt ($550,000,000) and common stock equity ($1,000,000,000);
and, 3) File No. 70-9747, which results in a net change of zero.


              Allegheny's<F3> Capitalization Table

               12/31/00       70-9683       70-9801       70-9747     ProForma
             ($mm)                 (%)            (%)         (%)            (%)


Short-term
Debt           722   14%      722   13%     722    10%    --     %     722    10%

Long-term
Debt         2,720   52%    3,150   55%   3,700    51%    --     %   3,700    51%

Preferred
Stock           74    1%       74    2%      74     1%    --     %      74     1%

Common
Equity       1,741   33%    1,741   31%    2,741   38%    --     %    2,741   38%

Total       $5,257  100%    5,687  100%    7,237  100%    --  100%    7,237  100%


<F3> AE Supply is a C corporation and as such has "common
stock."